Exhibit 99.1

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 650 567-5178 jenb@mips.com	Investor Contact: Mark Tyndall VP, Business Dev & Corporate Relations +1 650 567-5100 ir@mips.com

MIPS Technologies Completes Refinancing of Senior Credit Facility

MOUNTAIN VIEW, Calif. – July 7, 2008 – MIPS Technologies, Inc. (NasdaqGS: MIPS), a leading provider of industry-standard architectures, processors and analog IP for digital consumer, home networking, wireless, communications and business applications, announced today that it has completed the refinancing of its senior credit facility. The new $25 million facility with Silicon Valley Bank includes a $15 million term loan and a $10 million revolving line of credit. This new facility replaces the existing $20 million facility which was due to expire in August 2008.

“We’re pleased to complete this refinancing with Silicon Valley Bank,” stated Maury Austin, MIPS Technologies vice president and CFO. “This new loan facility should not only provide the company greater financial flexibility but it will also reduce our financing costs and let the management team focus on improving the revenue and profit growth of the company over the coming quarters.”

About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for emerging, growth and mature companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices and five international operations. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NasdaqGS: MIPS) is the world’s second largest semiconductor design IP company and the number one analog IP company worldwide. With more than 250 customers around the globe, MIPS Technologies is the only company that provides a combined portfolio of processors, analog IP and software tools for the embedded market. The company powers some of the world’s most popular products for the digital entertainment, home networking, wireless, and portable media markets—including broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Mountain View, California, with offices worldwide. For more information, contact (650) 567-5000 or visit www.mips.com.

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